Exhibit 99

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone:  703-467-3477

Fax:  703-464-7974

ir@mbankshares.com

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END 2003 OPERATING RESULTS

Reston, VA – February 26, 2004 - Millennium Bankshares Corporation (Millennium) (Nasdaq: MBVA) is pleased to report its 2003 fourth quarter and fiscal year-end operating results.

Millennium reported for the fourth quarter ended December 31, 2003 net income of $175,000 or $0.05 and $0.04 per basic and diluted common share, respectively.  For the year ended December 31, 2003, Millennium reported net income of $965,000, or $0.27 per common share and $0.23 per diluted common share, compared to a net loss of $3.4 million, or $1.00 per common and diluted common share for the same period in 2002.  The increase in net income is primarily attributable to reduced interest expense, reduced non-interest expense and gains on the sale of investment securities.  The net loss for 2002 included a total provision for loan losses of $3.3 million and expenses and asset write-offs related to a failed mortgage banking joint venture totaling approximately $1.5 million.  The venture has since been closed.

Total assets at December 31, 2003 were $313.4 million, an increase in total assets of $7.1 million or 2.3% over total assets of $306.3 million at December 31, 2002.  Return on average assets for the fiscal year ended December 31, 2003 was 0.31% compared to (1.28%) for the same period in 2002.  Return on average equity was 6.20% for the year ended December 31, 2003 compared to (19.43%) for the comparable period in 2002.  Book value at period-end was $4.37 per common share with 3,642,818 common shares outstanding.

Loans, net of allowance for loan losses at December 31, 2003 were $215.0 million, a decrease of $24.1 million from $239.1 million at December 31, 2002.  This decrease can be attributed to a $55.6 million decrease in loans held for sale, which was partially offset by our effort to increase commercial, commercial real estate and construction loans.  Funds in excess of our loan demand were placed in investment securities to increase yield over overnight investments.  The investment portfolio increased 63.7% over December 31, 2002 to $89.4 million at December 31, 2003.

Millennium Bankshares Corporation

2003 Fourth Quarter and Year-end Earnings Release

Total deposits increased to $272.1 million at December 31, 2003 as compared to $258.5 million at December 31, 2002, representing annualized growth of 5.26%.  The deposit growth is a reflection of additional branch offices, aggressive pricing, marketing and bank consolidation in Millennium’s principal market.

Net interest income for the year ended December 31, 2003 increased to $9.6 million compared to $8.3 million for the same period in 2002, due largely to income arising from the growth of the investment portfolio, continued declines in deposit interest rates, and volume increases in the loan portfolio.

Net charge-offs to average loans remained stable at 0.52% for the year ended December 31, 2003 and 2002.    At year-end, Millennium experienced an overall decrease in non-performing loans to $310,000 compared to $548,000 as of December 31, 2002.  Millennium’s provision for loan losses for the year ended 2003 was $687,000 compared to $3.3 million for the year ended 2002.   At December 31, 2003, the loan loss reserve totaled $3.1 million compared to $3.5 million at the end of 2002.  This slight reduction resulted from the decline in net loans outstanding and a shift in the type of loan retained in the portfolio.  During Millennium’s ongoing review of its asset quality, management monitors for significant declines in the value of collateral and for instances where the value of the collateral is less than the amount of the unpaid principal.  Millennium also routinely provides reserves based on the dollar amount and type of collateral securing its loans, in order to protect against unanticipated losses.   Management believes that the allowance for losses on loans and real estate is adequate to cover credit losses anticipated or inherent in the loan portfolio at December 31, 2003.

Non-interest income for 2003 increased $1.0 million or 28.6% to $4.5 million over year-end 2002, in part due to a net securities gain of $452,000 realized in the first quarter of 2003.   Additionally, the increase can be attributed to the operation of three new branches opened  during 2002 resulting in an increase of service fee income and an increase in the sale of loans.  For the three-month period ending December 31, 2003, non-interest income decreased to $754,000 compared to $1.1 million for the same three-month period in 2002.  The decrease in the fourth quarter 2003 is due to reduced mortgage volume in light of higher interest rates beginning in the third quarter of 2003.  Additionally, in the same period of 2002, Millennium was reducing its held for sale loan portfolio, which resulted in higher gains on the sale of mortgage loans.

For the year ended December 31, 2003, non-interest expense declined to $12.0 million compared to $13.7 million at December 31, 2002, a 12.4% reduction.  Non-interest expense decreased to $2.8 million for the three months ended December 31, 2003, a $1.1 million or 28.2% reduction compared to the same period in 2002.  The decrease was due to management’s planned efforts to generally reduce expenses, a decrease in commissions paid to mortgage loan officers and staff reductions.  Results for 2003 include expenses for three new branches opened during the 2nd, 3rd, and 4th quarters of 2002, which has offset the expense reductions experienced after recent cost-

Millennium Bankshares Corporation

2003 Fourth Quarter and Year-end Earnings Release

cutting initiatives. Millennium also paid litigation expenses during 2003 for two lawsuits, each of which were settled in the third quarter of 2003.  At this time, we are not involved in any material litigation.

During the fourth quarter of 2003, Millennium entered into a third-party agreement that will enable Millennium Bank to offer its customers a full range of insurance and investment products that include life, disability income and long-term care insurance and annuities, mutual funds and other investment services.  The relationship is expected to be in place late in the first quarter of 2004 and representatives are expected to meet with Millennium customers by appointment at any of the Bank’s six Virginia branches.  To offer these expanded insurance services to its customers, Millennium applied to the Federal Reserve Bank for designation as a Financial Holding Company and was given that designation as of February 23, 2004.

Millennium has also recently hired James O’Brien as the President of Millennium Bank’s wholly owned mortgage banking subsidiary, Millennium Capital, Inc.  Mr. O’Brien brings over 25 years of mortgage industry experience and a wealth of mortgage sales knowledge. Mr. O’Brien has expanded Millennium’s mortgage sales force with experienced mortgage lenders and managers, effectively increasing the number of sales channels used to obtain mortgage loan business.   During 2002 and 2003, Millennium’s mortgage lending focus has shifted from a high emphasis on riskier second mortgage loans, where the loan amount has exceeded the value of the collateral, to a focus on more traditional first mortgage loans and second mortgage loans with a loan to value ratio of 100% or less.

In January of 2004, Millennium signed a lease and is in the process of making application for regulatory approval to open its seventh full-service branch location in Warrenton, Virginia.  Millennium entered this market area with a loan production office during 2003 with the recruitment of the bank’s chief credit officer, Jerry D. Medlock.  Mr. Medlock’s expertise in commercial lending and familiarity with the Warrenton and Fauquier County market has already provided a strong customer base for Millennium in this market area.

Millennium expanded its board of directors with Susan B. Gregg, CPA, CFP and William P. Haggerty, CPA, CVA in January of 2004 and Michael Colen in February of 2004.  These board members were appointed by the board of directors to serve until the 2004 annual shareholders meeting on May 6, 2004 at 3:00 p.m., where they will stand for election as Class A directors until the 2006 annual meeting.

“Last year was a time of reorganization and restructuring, with a focus on enhancements to procedures, internal controls, and reporting,” stated Carroll C. Markley, Chairman & CEO of the Company. “With a revamped infrastructure, continued emphasis on improving core-earnings through commercial loan growth, an experienced team of senior level banking management, new market areas, and an expanded product offering, Millennium is poised to show favorable returns to its investors in the coming months.”

Millennium Bankshares Corporation

2003 Fourth Quarter and Year-end Earnings Release

As previously announced, Millennium will hold a conference call today, Thursday, February 26, 2004 at 2:00 p.m. EST to discuss its operating results for the periods ended December 31, 2003.  Interested parties can participate either by webcast by visiting Millennium’s web site (www.millenniumbankshares.com) or via telephone.  U.S. callers please dial 800-884-5695.  Callers outside of the U.S. please dial 617-786-2960.  Both numbers will use the passcode 31264638.

Millennium cautions readers that the statements contained in this press release with respect to Millennium’s future business plans, operations, opportunities or prospects, including any factors that may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect assumptions and expectations, see Millennium’s reports and other documents filed with or furnished to the Securities and Exchange Commission.

Millennium Bankshares Corporation is traded on the NASDAQ Small Cap Market under the quotation symbol “MBVA”.  More information on Millennium Bankshares Corporation, including financial highlights as of December 31, 2003 can be found online at http://www.millenniumbankshares.com or obtained by phoning Millennium at 703-467-3477.

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